Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3/A (No. 333-210976), S-3 (No. 333-205781) and S-8 (No. 333-189417) of Tallgrass Energy Partners, LP, of our report dated February 13, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 13, 2018